EXHIBIT 10.8

MIRION TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Adopted October 20, 2021

The Board of Directors (the “Board”) of Mirion Technologies, Inc. (the “Company” approved the following director compensation program (this “Program”) for Non-Employee Directors of the Company. For purposes of this Program, a “Non-Employee Director” is a director who has not served as an employee or executive officer of the Company or its affiliates or otherwise provided services to the Company or its affiliates in a capacity other than as a director at any time during the preceding year.

1.

Purpose. This Program is designed to attract and retain experienced, talented individuals to serve on the Board. The Board, or a duly authorized committee thereof, will generally review director compensation on an annual basis. This Program, as it may be amended from time to time, may take into account the time commitment expected of Non-Employee Directors, best practices in board member compensation, the economic position of the Company, broader economic conditions, market rates of board member compensation, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders. Under this Program, Non-Employee Directors receive cash and equity compensation to recognize their day to day contributions, recognizing the level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Consistent with our philosophy on executive compensation, we believe that stock ownership by Non-Employee Directors provides an incentive to act to maximize long-term stockholder value instead of short-term gain. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members.

2.	Cash Compensation. Each Non-Employee Director will receive the following cash compensation:

a.

All Non-Employee Directors. Each Non-Employee Director will receive annual cash compensation in an amount equal to $ 76,500, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her Board service.

b.

Audit Committee Chair. In addition to the compensation provided under any other provision of this Program, the chairperson of the Audit Committee will receive annual cash compensation in an amount equal to $10,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson of the Audit Committee.

c.

Compensation Committee Chair. In addition to the compensation provided under any other provision of this Program, the chairperson of the Compensation Committee will receive annual cash compensation in an amount equal to $10,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson of the Compensation Committee.

d.

Nominating and Corporate Governance Committee Chair. In addition to the compensation provided under any other provision of this Program, the chairperson of the Nominating and Corporate Governance Committee will receive annual cash compensation in an amount equal to $10,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson of the Nominating and Corporate Governance Committee.

In the event a Non-Employee Director does not serve as a Non-Employee Director, or in any of the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be pro-rated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such other position, as applicable.

3.

Equity Compensation. Each Non-Employee Director will receive the following equity awards under the Company Omnibus Incentive Plan (the “Plan”) as consideration for service on the Board. Each equity award granted under this Program (an “Award Agreement”) will be made in accordance with the Plan and will individually be approved by the Board or the Compensation Committee. Vesting of all equity awards granted under this Program will be as specified in the Award Agreement and will be subject to the Company’s standard form of Award Agreement, as most recently adopted by the Board or Compensation Committee for use under this Program.

a.

Annual Equity Awards. Each year, the Board or Compensation Committee will grant each continuing Non-Employee Director Restricted Stock Units (“RSUs”) with a grant date fair market value of $ 93,500 which will vest quarterly and will be fully vested on the first anniversary of the grant date, subject to the Non-Employee Director’s continued service through each such vesting date. Such annual equity awards will ordinarily be approved in conjunction with the annual stockholder meeting.

b.

Initial Equity Award. If a new Non-Employee Director is elected or appointed to the Board at a time other than at the annual stockholder meeting, then the Board or Compensation Committee will grant the new Non-Employee Director an award of RSUs equal to the product of $93,500 and a fraction with (i) a numerator equal to the number of days between the date of the Director’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the new Non-Employee Director is elected or appointed to the Board, and (ii) a denominator equal to 365.

3.

Expenses. The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings, in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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